Exhibit 5.1

NACCARATO & ASSOCIATES
Owen M. Naccarato, Esq.
19600 Fairchild, Suite 260
Irvine, CA 91612
Office: (949) 851-9261 Fax: (949) 851-9262

March 26, 2004

Warning Model Management, Inc.

Re:    Opinion of Counsel - Registration Statement on Form S-8

Gentleman:

I have acted as counsel for Warning Model Management, Inc. (the "Company"), in connection with the preparation and filing of the Company’s Registration statement on Form S-8 under the Securities Act of 1933, as amended, (the "Registration Statement"), relating to 50,000,000 shares of the Company’s common stock, $.001 par value, (the "common stock"), issuable pursuant to the Company’s 2004 Amended Advisory and Consultants Agreements, (the "Plan").

I have examined the Certificate of Incorporation, as amended, and the By-Laws of the company and all amendments thereto, the Registration Statement and originals, or copies certified to my satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in my judgement are necessary or appropriate to enable me to render the opinions expressed below.

Based on the foregoing examination, I am of the opinion that the shares of Common Stock issuable with the Plan are duly authorized and, when issued in accordance with the Consulting and Legal Services Plan, will be validly issued, fully paid and non-assessable.

Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,

/s/ Owen Naccarato
_________________
Owen Naccarato, Esq.